Exhibit 23.2


            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Time Warner Inc. ("Time Warner") on Form S-8 pertaining to the Time Warner Thrift Plan of our report dated June 11, 2004, with respect to the statements of net assets available for benefits of the Time Warner Thrift Plan and the related statements of changes in net assets available for benefits included in Time Warner's Annual Report on Form 11-K for the year ended December 31, 2003 for such plan, filed with the Securities and Exchange Commission.


                                                        /s/ Ernst & Young LLP
New York, New York
March 9, 2005